Filed pursuant to Rule 433
Dated April 24, 2017

Relating to
Pricing Supplement No. 1,494 dated April 24, 2017 to
 Registration Statement No. 333-200365
Global Medium-Term Notes, Series J
Euro Floating Rate Senior Registered Notes Due 2022
Euro Fixed Rate Senior Registered Notes Due 2027

Euro Floating Rate Senior Registered Notes Due 2022
Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	November 8, 2022
Trade Date:	April 24, 2017
Original Issue Date (Settlement):	April 27, 2017 (T+3)
Interest Accrual Date:	April 27, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	€1,494,750,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.70%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 8, May 8, August 8 and November 8, commencing August 8, 2017
Initial Interest Rate:	The Base Rate plus 0.70%; to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	August 8, 2017
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on November 8, 2021, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date.  No assurance can be given that such applications will be granted.

ISIN:	XS1603892065

Common Code:	160389206
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
Euro Fixed Rate Senior Registered Notes Due 2027
Issuer:	Morgan Stanley
Principal Amount:	€2,000,000,000
Maturity Date:	April 27, 2027
Trade Date:	April 24, 2017
Original Issue Date (Settlement):	April 27, 2017 (T+3)
Interest Accrual Date:	April 27, 2017
Issue Price (Price to Public):	99.774%
Agents’ Commission:	0.450%
All-in Price:	99.324%
Net Proceeds to Issuer:	€1,986,480,000
Interest Rate:	1.875% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each April 27, commencing April 27, 2018
Day Count Convention:	Actual/Actual (ICMA)
Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date.  No assurance can be given that such applications will be granted.

ISIN:	XS1603892149
Common Code:	160389214
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the

United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 11, 2017
Prospectus Dated February 16, 2016

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